SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2002

DAIRENE INTERNATIONAL

(Exact name of registrant as specified in its charter)

Nevada	000-49721	65-0181535

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8260 NW 27th Street, Suite 408
Miami, Florida 33122

(Address of principal executive offices)

Registrant’s telephone number, including area code: 786-331-4005

Item 9. Regulation FD Disclosure

On October 21, 2002 registrant sent the following letter to its shareholders:

October 21, 2002

Dear Shareholder:

I am pleased to advise you of recent developments at Dairene International. We are close to introducing our products into the commercial market. In order to have our products manufactured we negotiated a very favorable agreement with a large regional dairy to process cows milk into Dairene products. They operate commercial dairies in Florida (2), Alabama, Louisiana, North Carolina and South Carolina. Our plan is to utilize this capability to support retail distribution and sales first in South Florida, then in North Florida, and expanding throughout the Southeast.

Over the past few months we have concentrated on making presentations to grocery chains in the region, to secure distribution for Dairene products. During the last two months we have processed batches of both Dairene Lowfat and Dairene Vitamin “D” Homogenized cows milk for sampling by retail grocery buyers and for promotional use to build awareness and demand for Dairene milk products.

These efforts have begun to pay off and we expect to have Dairene products in a limited number of stores beginning the week of October 28, first in independent stores in South Florida and Super Value stores in the Bahamas. Then we will seek to expand distribution throughout the Southeast.

I will continue to advise you as these very exciting events unfold. We are quickly approaching the commercial distribution that has always been the objective of all of our work since Dairene began.

Sincerely,

/s/ Edwin M. Golstein

Edwin M. Golstein
President

2

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAIRENE INTERNATIONAL

By: /s/ Ed Golstein

October 23, 2002	Ed Golstein President

3